ASSIGNMENT OF ADVISORY AGREEMENTS


        This Assignment of Advisory Agreements is made as of the 1st day of May, 2001, by and between Union Bank and Trust Company, Lincoln, Nebraska, a bank and trust company chartered under the laws of the State of Nebraska ("Union Bank"), and Union Investment Advisors, Inc. ("UIA"), a Nebraska corporation.

        WHEREAS, Union Bank and UIA are both subsidiaries of Farmers & Merchants Investments, Inc., a Nebraska corporation;

        WHEREAS, Union Bank serves as investment adviser to the Government Securities Portfolio and Growth Portfolio of Stratus Fund, Inc., a registered investment company under the Investment Company Act of 1940 (the "1940 Act"), pursuant to the terms of Investment Advisory Agreements dated August 1, 1993 and May 12, 1991, respectively (the "Advisory Agreements");

        WHEREAS, recent amendments to the Investment Advisers Act of 1940 (the "Investment Advisers Act") contained in the Gramm-Leach-Bliley Financial Services Modernization Act would require Union Bank to become a registered investment adviser if it were to continue to serve as investment adviser to the Stratus Funds portfolios under the Advisory Agreements;

        WHEREAS, Union Bank therefore desires to assign to UIA its rights and obligations under the Advisory Agreements, and UIA desires to accept the assignment of Union Bank's rights and obligations under the Advisory Agreements and to serve as investment adviser to Stratus Funds, Inc., all on the terms and conditions described herein.

        NOW THEREFORE, in consideration of the foregoing premises and the covenants contained herein, the parties agree as follows:

        1. Union Bank hereby assigns and delegates to UIA, and UIA hereby accepts and assumes, all of Union Bank's rights and obligations and duties under the provisions of the Advisory Agreements.

        2. Union Bank hereby represents and warrants to UIA that, as of the date of this Assignment, the Advisory Agreements remain in full force and effect and no event of default has occurred under the Advisory Agreements that has not been cured.

        3. UIA hereby represents and warrants to Union Bank that it is a registered investment adviser under the Investment Advisers Act. Neither UIA nor any affiliated person of UAI (as defined in the 1940 Act) is ineligible to serve as an employee, officer, director, member of an advisory board, investment adviser, depositor or principal underwriter of any investment company registered under the 1940 Act by reason of any conviction of a felony or misdemeanor, described in Section 9(a)(1) of the 1940 Act, or by reason of any order, judgment or decree of any court of competent jurisdiction, described in Section 9(a)(2) of the 1940 Act, and is not subject to any order issued by the U.S. Securities and Exchange Commission under Section 9(b)of the 1940 Act. Neither UIA nor any "associated person" (as defined in the Investment Advisers Act) of UIA that is registered as an investment adviser is ineligible pursuant to
Section 203 of the Investment Advisers Act to serve as an investment adviser or an associated person thereof. To the best of UIA's knowledge, no facts exist with respect to UIA, or any affiliated person or associated person of UIA, which would form a basis for any such disqualification or ineligibility.

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        4. In consideration of the assignment of the Advisory  Agreements herein made, and in consideration of Union Bank's prior efforts in the administration and operation of Stratus Funds, UIA hereby grants to Union Bank the right to receive all of the profits made by UIA under the Advisory Agreements for a period of ten (10) years from the date of this Assignment. For purposes of this Assignment, UIA's profits under the Advisory Agreement shall be the difference between the fees received by UIA from Stratus Fund under the Advisory Agreements and the reasonable expenses incurred necessarily and appropriately by UIA in providing the services described in the Advisory Agreements to Stratus Fund. UIA shall remit to Union Bank its profits made under the Advisory Agreements on a monthly basis, accompanied by a certificate as to the calculation of the profits paid showing the calculation thereof. UIA shall allow Union Bank access to its books and records upon reasonable notice and at reasonable times to permit Union Bank to review and verify UIA calculation of its profits under the Advisory Agreements.

        5. This Assignment shall be governed by the laws of the State of Nebraska.

        IN WITNESS WHEREOF, the parties have executed this Assignment to be effective the day and year first above written.


                                            UNION BANK AND TRUST COMPANY

                                            /s/ Michael Dunlap, CEO
                                            ---------------------------------
                                            Michael S.  Dunlap


                                            UNION INVESTMENT ADVISORS, INC.

                                            /s/ Jon Gross
                                            ---------------------------------
                                            Jon C. Gross